EXHIBIT 99.1

Patriot National Bancorp, Inc. Announces Reverse Stock Split Will Take Effect March 4, 2015

STAMFORD, Conn., March 3, 2015 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (Nasdaq:PNBK) announced today that in accordance with its prior announcement to effect a 1-for-10 reverse stock split of its common stock, the Company anticipates the reverse stock split will be effective at the opening of trading on March 4, 2015. As previously announced, the Board approved the reverse stock split at a ratio of 1-for-10 earlier this month pursuant to authorization by shareholders at a special meeting of shareholders on December 23, 2014.

When the reverse stock split becomes effective, every ten (10) shares of common stock outstanding will automatically combine into one (1) new share of common stock with no change in par value per share. This will reduce the number of shares outstanding from approximately 39.5 million to approximately 3.95 million. The Company's common stock will continue to trade on the NASDAQ Market under the symbol "PNBK." The new CUSIP number for the common stock following the reverse stock split will be 70336F203.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fractional share of Patriot common stock will receive a cash payment from the proceeds of that sale in lieu of such fractional share.

Holders of shares of common stock held in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse split, and will see the impact of the reverse split automatically reflected in their accounts. Beneficial holders may contact their bank, broker or nominee for more information.

For those few shareholders who hold physical stock certificates, the Company's transfer agent, Computershare, will send instructions for exchanging those certificates for new certificates representing the post-split number of shares. Computershare can be reached at 800-942-5909.

About Patriot National Bancorp, Inc.

Patriot National Bancorp, Inc. operates as the holding company for Patriot National Bank, which provides commercial and consumer banking services. The Company's lending activities are conducted principally in Fairfield and New Haven Counties in Connecticut and Westchester County in New York. The Bank currently operates 10 full service branches, 8 in Connecticut and 2 in New York. Both the Bank and the Company are headquartered in Stamford, Connecticut.

Interested parties can access additional information about Patriot on the Company's web site at http://www.pnbk.com, and in documents filed with the United States Securities and Exchange Commission, on the SEC's web site at http://www.sec.gov.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition, we set forth certain risks in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on 10-Q filed thereafter, which could cause actual results to differ materially from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

CONTACT: Patriot National Bank
         900 Bedford Street
         Stamford, CT 06901

         Kenneth T. Neilson
         President & CEO
         203 252-5962

         Christina L. Maier
         EVP & CFO
         203 252-5901